As Filed with the Securities and Exchange Commission on March 31, 2000

                                               Registration No. 33-96292

                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D. C. 20549

            POST EFFECTIVE AMENDMENT NUMBER EIGHT TO FORM S-1

         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   FREMONT FUND, LIMITED PARTNERSHIP
         (Exact name of registrant as specified in its charter)

                                INDIANA
                        [State of organization]

               6289                                        35-1949364
       (Primary SIC Number)                               (I.R.S. EIN)

                            5916 N. 300 West
                         Fremont, Indiana 46737
                       Telephone:  (219) 833-1306
 (address and telephone number of registrant's principal executive offices)

                          Ms. Shira Del Pacult
                            5916 N. 300 West
                         Fremont, Indiana 46737
            Telephone:  (219) 833-1306; Facsimile (219) 833-1505
    (Name, address and telephone number of agent for service of process)

                              Copies to:
                    William Sumner Scott, Esquire
                         The Scott Law Firm
                         5121 Sarazen Drive
                      Hollywood, Florida 33021
              (954) 964-1546; Facsimile (954) 964-1548

The sale of these securities commenced August 12, 1996. No sales have been made since April, 1997.

If any of the securities being offered on the Form are to be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

Title of Each Class  Amount being    Maximum Offering     Maximum Aggregate  Amount of
of Securities Being  Registered:(1)  Price Per Unit: (2)  Offering Price:    Registration Fee:
Registered:

Limited Partnership  5,000           $1,000               $5,000,000         $1,724
Interests ("Units")

(1) This amount is based upon the number of Units to be initially offered. The exact number of Units issued will vary because of the issuance of additional Units for interest earned during the Escrow period.

(2) The actual sales price per Unit will fluctuate each month to reflect expenses and additions and subtractions for trading results.

The registrant hereby amends this registation statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                       FREMONT FUND, LIMITED PARTNERSHIP

                     UNITS OF LIMITED PARTNERSHIP INTEREST

                              $5,000,000 of Units

                     Sold at Month End Net Unit Value(1)

Fremont Fund, Limited Partnership (the "Partnership") is an Indiana limited partnership, which is managed by Pacult Asset Management, Inc., a Delaware corporation, its general partner (the "General Partner"). The Partnership is organized to be a commodity pool to engage in the speculative trading of futures, commodity options and forward contracts on currencies, interest rates, energy and agriculture products, metals, and stock indices. The Partnership Agreement attached as Exhibit A grants full management control to the General Partner including the right, without notice to the Limited Partners, to employ, terminate and change the equity assigned to independent trading managers ("Commodity Trading Advisors") to select trades. A prospectus and this supplement to disclose all material information will be delivered to each subscriber either at or before the time of confirmation of the investment in the Units. This supplement updates the financial statements of the Partnership and its General Partner, as well as the performance information of the Partnership, the CTA and the other commodity pools Affiliated with the principal of the General Partner. THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 9 OF THE PROSPECTUS DATED JUNE 1, 1999.

* Futures, commodity option, and forward trading are speculative, volatile and involves a high degree of risk. The investors could lose all, or substantially all, of their investment.

* The Partnership has substantial fixed management fees and commission costs which must be paid without regard to the profits earned by the Partnership. Assuming Net Assets of $562,476 (as of January, 2000), the General Partner estimates the Partnership must generate a 21.7% return on investment during its first twelve months of trading to offset expenses and approximately 24.71% to offset both expenses and redemption charges due on Units redeemed as of the twelfth month after they are issued. If both expenses and redemption charges are not offset, investors will not receive any return on their investment. See "Charges to the Partnership".

* The transferability of the Units is restricted and there are limitations on investors' rights to surrender the Units to the Partnership for their Net Unit Value (the "Redemption Rights"). No public market for the Units exists and none is expected to develop. See "No Right To Transfer Units And Limited Ability To Realize Return On Investment", and
"Redemptions", and "The Limited Partnership Agreement, Redemptions".

* The Partnership does not expect to make distributions. Limited Partners must rely on their limited right of transfer and redemption to realize a return on their investment. See "No Right To Transfer Units - Limited Ability To Realize Return On Investment", and "The Limited Partnership Agreement, Redemptions".

* The General Partner and its principal and Affiliates have conflicts of interest in regard to the management of the Partnership for the benefit of the investors. See "Conflicts of Interest".

* Investors will be taxed upon the profits, if any, earned upon their investment in the Partnership without the right to receive a distribution of any such profits. See "Certain Federal Income Tax Aspects".

* The General Partner and its principal have limited experience in the management of commodity pools. See "Risk Factors" and "The General Partner".

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION OR AGENCY, NOR HAVE ANY OF THEM CONFIRMED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              Initial Price to   Sales           Proceeds to
                              Public(1)          Commissions(2)  Partnership(3)


Per Limited Partnership Unit  Net Asset Value    6%              Net Asset Value
Total Maximum (4)             $3,600,000         $216,000        $3,384,000

See Notes on page i

                       FREMONT FUND, LIMITED PARTNERSHIP
                   5916 N. 300 West - Fremont, Indiana 46737
                          Telephone:  (219) 833-1306

                 The date of this Prospectus is March 31, 2000

NOTES:

(1) Units are offered for sale, from time to time, in the discretion of the General Partner, at a price per Unit equal to the value of the Units adjusted to reflect the results from trading after payment of expenses and fees, (the "Net Unit Value"), as of the effective date of the purchase, which shall be the close of business on the last day of the month of acceptance of the Subscription Agreement.

The Units are being offered through Futures Investment Company, 5916 N. 300 West, P.O. Box C, Fremont, Indiana 46737, (219) 833-1306, (the "Selling Agent" or "FIC"), a National Association of Securities Dealers, Inc. ("NASD") registered broker-dealer, on a "best efforts" basis.

(2) See "Plan of Distribution - The Selling Agreement" for information relating to indemnification arrangements with respect to the Selling Agent and any Additional Sellers. Selling commissions of six percent (6%) of the subscription price, subject to waiver at the sole discretion of the General Partner, will be paid to the Selling Agent from the proceeds of subscriptions without regard to the amount invested. The Selling Agent will retain or distribute the sales commissions to the registered representatives of all of the dealers, including the principal and Affiliates of the General Partner, who sold the Units.

(3) The Partnership sold the Minimum of six hundred (600) Units and commenced trading in November, 1996. The Partnership continues to offer up to a maximum of $5,000,000 of Units until they are either all sold or the General Partner elects to terminate this offering. There has been no promise by the Selling Agent, or any other person, to purchase any Units or any other form of firm underwriting commitment to assure the sale of the Units. The General Partner or the Selling Agent may engage additional registered broker dealers (the "Additional Sellers") to sell Units.

The General Partner may accept or reject subscriptions within five (5) business days of receipt. If a subscription is rejected it will be returned to prospective subscribers as soon as practicable.

(4) The Partnership intends to sell a total of $5,000,000 in Units. As $1,400,000 in Units have been sold pursuant to previous offerings, the Maximum for this offering is $3,600,000, the difference between the value of the previously sold Units and the $5,000,000.

         [The balance of this page has been intentionally left blank.]

                     COMMODITY FUTURES TRADING COMMISSION

                          RISK DISCLOSURE STATEMENT

      YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

      FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THE DISCLOSURE DOCUMENT DATED JUNE 1, 1999 CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 25 AND THIS SUPPLEMENT CONTAINS A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 1.

      THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS SUPPLEMENT AND THE DISCLOSURE DOCUMENT DATED JUNE 1, 1999, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 9.

      YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

         [The balance of this page has been intentionally left blank.]

                       NOTICE TO RESIDENTS OF ALL STATES

UNTIL 90 DAYS AFTER THE TERMINATION OF THIS OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, ARE REQUIRED TO DELIVER A PROSPECTUS TO ALL PROSPECTIVE PURCHASERS OF THE UNITS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR BEST EFFORTS SELLERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS. THE SELLING AND ADDITIONAL SELLERS MUST ALSO DELIVER ANY SUPPLEMENTED OR AMENDED PROSPECTUS ISSUED BY THE PARTNERSHIP.

NO DEALER, SALESMAN, OFFICER, EMPLOYEE OR AGENT OF THE PARTNERSHIP OR THE GENERAL PARTNER AND OR ANY OTHER PERSON HAS BEEN AUTHORIZED, IN CONNECTION WITH THIS OFFERING, TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP, THE GENERAL PARTNER, THE SELLING AGENTS, OR ANY OTHER PERSON CONNECTED WITH THIS OFFERING. THIS PROSPECTUS SPEAKS AS OF THE DATE OF ITS ISSUANCE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY UNITS BY ANYONE IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR PURCHASE IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

THE REGULATIONS OF THE COMMODITY FUTURES TRADING COMMISSION REQUIRE THAT NO COMMODITY POOL OPERATOR MAY SOLICIT, ACCEPT OR RECEIVE FUNDS, SECURITIES OR OTHER PROPERTY FROM A PROSPECTIVE PARTICIPANT IN A COMMODITY POOL WITHOUT FIRST DELIVERING A DISCLOSURE DOCUMENT (THIS "PROSPECTUS") TO SUCH PROSPECTIVE PARTICIPANT. THE GENERAL PARTNER MUST FURNISH ALL PARTNERS ANNUAL AND MONTHLY REPORTS COMPLYING WITH COMMODITY FUTURES TRADING COMMISSION ("CFTC") AND NATIONAL FUTURES ASSOCIATION ("NFA") REQUIREMENTS. THE ANNUAL REPORTS WILL CONTAIN CERTIFIED AND AUDITED, AND THE MONTHLY REPORTS UNAUDITED, FINANCIAL INFORMATION IN REGARD TO THE OPERATION OF THE PARTNERSHIP AND ITS GENERAL PARTNER

THE DIVISION OF INVESTMENT MANAGEMENT OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") REQUIRES THAT THE FOLLOWING STATEMENT BE SET FORTH
HEREIN: FREMONT FUND, LIMITED PARTNERSHIP, IS NOT A MUTUAL FUND AND IS NOT SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940. CONSEQUENTLY, INVESTORS WILL NOT HAVE THE BENEFIT OF THE PROTECTIVE PROVISIONS OF SUCH LEGISLATION.

INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. ACCORDINGLY, THE UNITS MAY BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF THE LIMITED PARTNERSHIP AGREEMENT, INCLUDING THE CONSENT OF THE GENERAL PARTNER, AND ONLY IF SUCH UNITS ARE SUBSEQUENTLY REGISTERED OR, IN THE OPINION OF COUNSEL FOR THE COMPANY, SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS. THE SUBSCRIPTION AGREEMENT AND THE CERTIFICATE FOR UNITS, IF ANY, WILL HAVE A LEGEND TO DISCLOSE THAT THE UNITS ARE RESTRICTED FROM SALE OR OTHER TRANSFER WITHOUT PRIOR REGISTRATION OR OTHER LEGAL JUSTIFICATION. NO PUBLIC MARKET EXISTS OR IS EXPECTED TO DEVELOP FOR THE UNITS AND, CONSEQUENTLY, PROSPECTIVE INVESTORS WHO DESIRE LIQUIDITY SHOULD NOT PURCHASE THE UNITS. EACH INVESTOR (PURCHASER OF UNITS) MUST MEET THE FOLLOWING SUITABILITY STANDARDS: (i) AN INVESTOR MUST HAVE (A) HAD AN ANNUAL GROSS INCOME IN EXCESS OF $45,000 IN THE LAST CALENDAR YEAR AND REASONABLY EXPECTS TO HAVE GROSS INCOME IN EXCESS OF $45,000 FOR THE CURRENT YEAR TOGETHER WITH A NET WORTH, EXCLUSIVE OF PRINCIPAL RESIDENCE, HOME FURNISHINGS, AND AUTOMOBILE OF $45,000; OR (B) THE INVESTOR HAS A NET WORTH (EXCLUSIVE OF PRINCIPAL RESIDENCE, HOME FURNISHINGS AND AUTOMOBILE) IN EXCESS OF $150,000; AND (ii) THE INVESTOR IS REPRESENTED BY A PURCHASER REPRESENTATIVE OR OTHERWISE DEMONSTRATES TO THE GENERAL PARTNER SUFFICIENT KNOWLEDGE TO ACCEPT THE RISKS OF THIS INVESTMENT. A GENERAL PARTNERSHIP OR OTHER ENTITY MAKING INVESTMENT MUST MEET THE FINANCIAL SUITABILITY REQUIREMENTS PRESCRIBED FOR NATURAL PERSONS. A QUALIFIED PENSION, PROFIT-SHARING OR KEOGH EMPLOYEE PLAN, THE FIDUCIARY FOR SUCH PLAN, OR THE DONOR OF ANY SUCH PLAN WHO DIRECTLY OR INDIRECTLY SUPPLIES THE FUNDS TO PURCHASE AN INTEREST (THE "UNITS") IN THE PARTNERSHIP MUST MEET THE MINIMUM FINANCIAL SUITABILITY STANDARDS. "ACCREDITED INVESTORS", AS THAT TERM IS DEFINED UNDER REGULATION D OF THE ACT, WHO MEET THE NET INCOME TEST IN (i) ABOVE, ARE DEEMED TO HAVE SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL BUSINESS MATTERS AS TO BE CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE PROPOSED INVESTMENT AND, AT THE TIME OF INVESTING, CAN AFFORD A COMPLETE LOSS.

THE ACT AND THE SECURITIES LAWS OF CERTAIN STATES GRANT PURCHASERS OF SECURITIES SOLD, EITHER IN VIOLATION OF THE REGISTRATION OR QUALIFICATION PROVISIONS OF SUCH LAWS OR WITHIN CERTAIN TIME LIMITATIONS, THE RIGHT TO RESCIND THEIR PURCHASE OF SUCH SECURITIES AND TO RECEIVE BACK THEIR CONSIDERATION PAID, PLUS INTEREST. THE GENERAL PARTNER EITHER INTENDS TO REGISTER THE UNITS FOR SALE OR BELIEVES THAT THE OFFERING DESCRIBED IN THIS PROSPECTUS IS NOT REQUIRED TO BE REGISTERED OR QUALIFIED. MANY OF THESE LAWS WHICH GRANT THE RIGHT OF RESCISSION ALSO PROVIDE THAT SUITS FOR SUCH VIOLATIONS MUST BE BROUGHT WITHIN A SPECIFIED TIME, USUALLY ONE YEAR FROM DISCOVERY OF FACTS CONSTITUTING SUCH VIOLATION. SHOULD ANY INVESTOR INSTITUTE AN ACTION ON THE THEORY THAT THE OFFERING CONDUCTED AS DESCRIBED HEREIN WAS REQUIRED TO BE REGISTERED OR QUALIFIED, THE PARTNERSHIP WILL CONTEND THAT THE CONTENTS OF THIS PROSPECTUS PROVIDED NOTICE OF SUFFICIENT FACTS TO COMMENCE THE TIME FROM WHICH AN ACTION FOR RESCISSION SHOULD HAVE BEEN BROUGHT. ALSO, SHOULD ANY INVESTOR CONTEND THE OFFER WAS NOT QUALIFIED FOR PRESENTATION OR THE INVESTOR NOT SUITABLE TO MAKE SUCH INVESTMENT, THE GENERAL PARTNER WILL PLEAD RELIANCE UPON THE INFORMATION SUPPLIED BY THE INVESTOR IN THE SUBSCRIPTION DOCUMENTS. INVESTORS ARE TO COMPLETE ALL DOCUMENTS BEFORE SIGNING. NEITHER THE INFORMATION CONTAINED HEREIN, NOR ANY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT COMMUNICATION SHOULD BE CONSTRUED BY THE PROSPECTIVE INVESTOR AS LEGAL OR TAX ADVICE FOR THAT INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OWN LEGAL AND TAX ADVISORS TO ASCERTAIN THE MERITS AND RISKS DESCRIBED HEREIN PRIOR TO SUBSCRIBING TO PURCHASE UNITS IN THE PARTNERSHIP PURSUANT TO THIS OFFERING.

                        VARIOUS SPECIFIC STATE NOTICES

NOTICE TO CALIFORNIA INVESTORS

CALIFORNIA RESIDENTS ARE REQUIRED TO HAVE A LIQUID NET WORTH OF $100,000 AND ANNUAL INCOME OF $50,000 TO BE ABLE TO PURCHASE PARTNERSHIP INTERESTS IN THIS COMMODITY POOL. THE TRANSFER OF THE LIMITED PARTNERSHIP INTERESTS OFFERED AND SOLD PURSUANT TO THIS OFFERING CAN NOT BE RESOLD OR TRANSFERRED WITHOUT PERMISSION OF THE GENERAL PARTNER AND FULFILLMENT OF OTHER TERMS AND CONDITIONS CONTAINED IN THE PARTNERSHIP AGREEMENT. ACCORDINGLY, (a) THE LIMITED PARTNERSHIP, AS ISSUER OF A SECURITY UPON WHICH A RESTRICTION ON TRANSFER HAS BEEN IMPOSED MUST CAUSE A COPY OF RULE 260.141.11 TO BE DELIVERED TO EACH ISSUEE OR TRANSFEREE OF SUCH SECURITY AT THE TIME THE CERTIFICATE EVIDENCING THE SECURITY IS DELIVERED TO THE ISSUEE OR TRANSFEREE; AND, (b) IT IS UNLAWFUL FOR THE HOLDER OF ANY SUCH SECURITY TO CONSUMMATE A SALE OR TRANSFER OF SUCH SECURITY, OR ANY INTEREST THEREIN, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER (UNTIL THIS CONDITION IS REMOVED PURSUANT TO SECTION 260.141.12 OF THESE RULES), EXCEPT AS PROVIDED IN THE CODE. THE CERTIFICATES, WHETHER UPON INITIAL ISSUANCE OR UPON ANY TRANSFER, SHALL BEAR ON THEIR FACE, IN CAPITAL LETTERS OF 10?POINT SIZE, AS FOLLOWS: "IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES".

NOTICE TO OREGON INVESTORS

INVESTORS WHO ARE RESIDENTS OF OREGON ARE REQUIRED TO HAVE A NET WORTH OF $225,000 OR NET WORTH OF $60,000 AND ANNUAL INCOME OF $60,000 TO BE ELIGIBLE TO INVEST IN THIS OFFERING OF PARTNERSHIP INTERESTS IN THIS COMMODITY POOL.

NOTICE TO FOREIGN INVESTORS

THE SECURITIES HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND SEVERAL SELECTED STATES. HOWEVER, THE SECURITIES MAY NOT BE OFFERED, SOLD, RENOUNCED OR TRANSFERRED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OF AMERICA, ITS TERRITORIES, POSSESSIONS, AND ALL AREAS SUBJECT TO ITS JURISDICTION ("UNITED STATES" OR IN CANADA (COLLECTIVELY, "NORTH AMERICA"), OR TO OR FOR THE BENEFIT OF ANY PERSON WHO IS A NATIONAL CITIZEN OR A RESIDENT OR NORMALLY A RESIDENT THEREOF, THE ESTATES OF SUCH A PERSON OR ANY CORPORATION OR OTHER ENTITY CREATED OR ORGANIZED UNDER ANY LAW OF THE UNITED STATES OR CANADA OR ANY POLITICAL SUBDIVISION THEREOF (COLLECTIVELY REFERRED TO AS "NORTH AMERICAN PERSONS") UNLESS (i) THE SECURITIES ARE DULY REGISTERED UNDER THE APPLICABLE STATE ACT, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER THE APPLICABLE STATE ACT AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO SUCH EFFECT REASONABLY SATISFACTORY TO IT, OR (iii) SUCH SECURITIES ARE SOLD ON FOREIGN EXCHANGE IN ACCORDANCE WITH PROCEDURES APPROVED BY SUCH FOREIGN STOCK EXCHANGE.

         [The balance of this page has been intentionally left blank.]

                               TABLE OF CONTENTS

COMMODITY FUTURES TRADING COMMISSION RISK DISCLOSURE STATEMENT          ii
NOTICE TO RESIDENTS OF ALL STATES                                      iii
VARIOUS SPECIFIC STATE NOTICES                                          iv
 NOTICE TO CALIFORNIA INVESTORS                                         iv
 NOTICE TO OREGON INVESTORS                                              v
 NOTICE TO FOREIGN INVESTORS                                             v
TABLE OF CONTENTS                                                       vi
EXPENSES PER UNIT OF PARTNERSHIP INTEREST FOR THE FIRST NEXT
 12-MONTH PERIOD OF OPERATIONS                                           1
THE COMMODITY TRADING ADVISOR                                            2
 BELL FUNDAMENTAL FUTURES, LLC                                           2
 BUSINESS BACKGROUND                                                     2
 DESCRIPTION OF TRADING PROGRAM                                          3
 PERFORMANCE RECORD OF THE COMMODITY TRADING ADVISOR                     4
PERFORMANCE RECORD OF OTHER PROGRAMS SPONSORED BY THE GENERAL PARTNER    5
 PERFORMANCE RECORD OF BROMWELL FINANCIAL FUND, LIMITED PARTNERSHIP      5
 PERFORMANCE RECORD OF ATLAS FUTURES FUND, LIMITED PARTNERSHIP           5



         [The balance of this page has been intentionally left blank.]

                   Expenses Per Unit of Partnership Interest
               For The First Next 12-Month Period Of Operations

                                      Based Upon Current   Based Upon Maximum
                                        Net Asset Value     Units To Be Sold

Units                                     882 Units           6,525 Units
                                         ($ 562,476)          ($4,162,476)
Selling Price per Unit (1)                 $ 637.95              $ 637.95
Offering and Organizational Expenses (2)      64.63                  8.74
General Partner's Management Fee              12.76                 12.76
Trading Advisor's' Management Fees (3)        25.52                 25.52
Trading Advisor's' Incentive Fees on New
 Net Profits (4)                              35.05                 25.18
Brokerage Commissions and Trading Fees (5)    76.55                 76.55
Selling Commission (6)                        38.28                 38.28
Redemption Fee (7)                            19.14                 19.14
Less Interest Income (8)                     (38.28)               (38.28)

Amount of Trading Income Required to
 Redeem Unit at $1,000. (9)                $ 233.65              $ 167.89

Percentage of Initial Selling Price
 Per Unit                                     36.63%                26.32%

Explanatory Notes:

(1) Investors purchase partnership interests at the previous month-end per unit value of partnership interest. As of January, 2000, this was $637.95, which is the value used in the table.

(2) Offering and organizational expenses include offering expenses of $52,000 and organizational expenses of $5,000, all of which have been paid by the partnership. However, your share of these expenses will be deducted from your account to reimburse the previously admitted partners.

(3) The commodity trading advisors are paid a monthly management fee of 1/3% of the trading equity allocated to them.

(4) The commodity trading advisors each receive an incentive fee of 15% of new net profits earned each quarter upon the trading equity assigned to them. The $23.64 of incentive fees shown above is the amount the trading advisors would earn if it produced enough profits to allow you to redeem your partnership interests at the original price of $638 per unit of partnership interest after one year.

(5) Brokerage commissions and trading fees are fixed by the general partner at 1% monthly of our assets on deposit with the futures commission merchants. For purposes of this calculation, we have assumed all our assets are deposited with the futures commission merchants.

(6) A one time selling commission of 6% will be charged and paid to the selling agent.

(7) The redemption fee of 3% is computed upon the assumed $638 value of the redeemed partnership interest.

(8) We earn interest on margin deposits with the futures commission merchants and on our bank deposits. Based on current interest rates, interest income is estimated at 6% of our net assets.

(9) This computation assumes there will be no claims or extra-ordinary expenses during the first year.

We do not represent that the above table will reflect our actual operating expenses or interest income. There can be no assurance that our expenses will not exceed the amounts projected or that there will not be claims or extra-ordinary expenses.

                     Performance Record of the Partnership

The following capsule shows the past performance of the partnership for the period from inception of trading in November, 1996, through January, 2000. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                      Fremont Fund, Limited Partnership
                           Percentage Rate of Return
                   (Computed on a compounded monthly basis)*

Month       2000      1999      1998      1997      1996
January    (0.94)    (1.48)    (1.48)    (1.79)      N/A
February              6.72     (0.92)     0.71       N/A
March               (13.29)     0.74     (0.91)      N/A
April                (0.62)    (3.46)    (2.13)      N/A
May                   6.58     (2.30)    (0.66)      N/A
June                 (3.43)    (5.39)    (0.39)      N/A
July                  6.91      4.21     (0.65)      N/A
August               (5.07)     1.78     (2.57)      N/A
September             1.82      0.07     (0.53)      N/A
October               0.37      0.26     (0.76)      N/A
November             (1.20)    (3.52)    (1.09)    (8.83)
December             (1.49)    (1.38)    (2.13)     2.34
Year       (0.94)    (5.87)   (11.15)   (12.21)    (6.69)

Name of Pool: Fremont Fund, LP
How Offered: Publicly offered pursuant to Form S-1 Registration Statement Name of CTA: Bell Fundamental Futures, L.L.C.
Principal Protected:  No
Date of Inception of trading:  November, 1996
Aggregate Subscriptions:  $1,400,000
Net Asset Value of the pool:  $562,476 on total units outstanding: 882
NAV Per Unit:  $637.95
Largest Monthly Draw-Down**:  3-99/13.29%
Worst Peak-to-Valley Draw-Down***:  11-96 to 4-99/38.10%

* Rate of Return is computed by dividing net performance by beginning net asset value for the period. For those months when additions or withdrawals exceed ten percent of beginning net assets, the Time-Weighting of Additions and Withdrawals method is used to compute rates of return.

** "Draw-down" is defined by applicable CFTC regulations to mean losses experienced by an account over the specified period.

*** Worst Peak-to-Valley Draw-Down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a pool, account or trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

                         The Commodity Trading Advisor

Bell Fundamental Futures, LLC

Bell Fundamental Futures, LLC, a Tennessee limited liability corporation ("BFF"), is one of the commodity trading advisors, and its main business office and main business telephone are: 889 Ridge Lake Boulevard, Suite 233, Memphis, Tennessee 38120; telephone (901) 766-4692. The trading advisor's books and records will be kept and made available for inspection at the main business office.

Business Background

The trading advisor's business background for at least five (5) years is as follows:

BFF became registered with the Commodity Futures Trading Commission as a commodity trading advisor on September 30, 1997 and is a member in good standing with the National Futures Association, a self-regulatory organization.

David M. Bell is the President of BFF. He and his wife, Diane L. Bell are the sole shareholders of BFF. Ms. Bell is not otherwise involved in BFF. Mr. Bell is currently the only trader for BFF.

BFF is a limited liability corporation created to engage in the business of managing speculative commodity accounts. David M. Bell has been registered as principal of BFF with the CFTC since September 30, 1997, the initial registration.

Mr. Bell was born in Lincoln, Nebraska, and grew up on the family's diversified farm at Bellwood, Nebraska.

Mr. Bell graduated from David City High School, David City, Nebraska, in 1961. He received a B.S. of Agricultural Economics from the University of Nebraska in 1965; a MS of Agricultural Economics from the University of Nebraska in 1966; and a Ph.D. from Michigan State University in 1972, with a major in Agricultural Economics and minors in Marketing and Statistics. Mr. Bell's doctoral dissertation was selected as one of the three outstanding dissertations in 1972 by the American Agricultural Economics Association.

Mr. Bell taught economics at Northwest Missouri State College in Maryville, Missouri during the 1966/67 academic year. From 1970-75, Mr. Bell was employed by the Economic Research Service of the US Department of Agriculture, first in East Lansing, Michigan and later in Washington, D.C., where he served as leader of the Manufactured Inputs Research Area.

In June, 1975, Mr. Bell joined Connell Econometrics/Connell Rice and Sugar Co., a commodity research and consulting company in Westfield, New Jersey. Mr. Bell directed commodities research and consulting operations and developed econometric models for forecasting prices and key fundamental factors in the grain and soybean complex markets. From January, 1982 through December, 1994, he was employed by Sparks Companies, Inc., one of the leading commodity research and consulting companies. He developed trading strategies for customers, directed research operations, and conducted training schools on futures and options markets, fundamental analysis, and development of trading strategies. Since January, 1995, Mr. Bell has been the sole trader for Eagle Fund, L.P., a commodity speculation enterprise.

Past Performance for Mr. Bell may be found below under Performance Record of the Commodity Trading Advisor.

Diane L. Bell, the only other principal, is not otherwise involved in either the management or trading of BFF.

Description Of Trading Program

Fundamental and Technical Analysis - There are generally two methods of analysis used to forecast price behavior in commodity markets: fundamental and technical.

Fundamental analysis looks at factors that affect the supply and demand of the underlying commodity thereby affecting its equilibrium price. Such factors as weather patterns, government policies, livestock profitability, prices of competitive commodities, farmer's profit margins, and foreign monetary exchange rates are a few of the factors involved. For example, if a foreign country sells feed wheat at prices below the US export price for corn, export demand for US corn will be reduced, potentially leading to lower corn prices. Since both producers and consumers may take positions in the futures market as a substitute for the transaction in the cash market, fundamental analysis must also take those actions into consideration.

Technical analysis is based upon the theory that the market price reflects all known supply and demand factors and appropriately discounts the unknown factors, and that by studying the price patterns, future price changes can be anticipated. Such variables as closing prices, highs and lows, the relationship of closings to openings, volume and open interest, rate of change in prices, and even the rate of change of the rate of change may be variables studied. These variables may be studied on a daily, weekly or even monthly basis, and be in the form of computer generated models, graphic chart patterns, or discretionary, where the trader considers a number of variables and makes a judgment of what they mean.

Mr. Bell's Trading Style - Mr. Bell trades primarily, but not exclusively, futures on agricultural markets, as well as options on these markets. As discussed above, commodity trading advisors generally rely on either fundamental or technical analysis or a combination thereof to identify effective trading strategies. Mr. Bell believes that fundamental factors determine the eventual movement of the market and places primary emphasis on these factors. However, he also monitors technical factors as they may serve to confirm the fundamentals, serve as an early warning that fundamentals are changing, or help indicate the potential extent of the price move. Mr. Bell's trading strategy attempts to detect disequilibriums in prices which will lead to trend movements for the commodity interests monitored, and normally seeks to establish positions and maintain such positions while the particular market moves in favor of the position and to exit the particular market and/or establish reverse positions when the favorable trend either reverses or does not materialize. In markets that are in equilibrium, Mr. Bell may trade a range around that price, making more frequent trades of shorter duration.

BFF may employ trading analysts and technical analysts to assist with market research. No investor will acquire any rights or proprietary interest in, or have access to, any of the information, data or trading methods utilized by BFF.

BFF intends to maintain its current reliance on a combination of fundamental and technical analyses as the basis for all trading decisions, although BFF reserves the right to make adjustments to its risk management and other trading policies, without approval by the partnership. The partnership will, however, be advised of any material changes in such trading policies.

Description of Commodity Interests Traded - BFF intends to trade futures and options on futures contracts primarily, but not exclusively, on agricultural raw materials and products, particularly: grains, oilseeds, oilseed products, livestock, fiber and food products. However, BFF may trade all commodity futures contracts, including, but not limited to, agricultural products, financials, metals, foreign currencies and options on such futures contracts without limitations or restrictions.

Options on futures contracts may be used by BFF on both a covered basis (i.e., to write or sell an option against a futures contract in the client's account) and/or on an uncovered basis (i.e., to buy or sell an option directly). Both put and call options may be used. In general, the use of options by BFF increases an account's margin requirements and may increase volatility as well.

Money And Risk Management - BFF and its principals believe that the discipline of money management is an important element of the overall trading program. BFF determines the size of any particular position based on the potential risk of the trade relative to the potential gain along with the probabilities of each, and the volatility of the market. This evaluation is purely discretionary and does not ensure in any way whatsoever that risk of loss will be effectively managed or limited or that the preservation of capital will be achieved.

Performance Record Of The Commodity Trading Advisor

The following capsule shows the past performance of Bell Fundamental Futures, LLC - Capsule A since the inception of trading of the first account (in February, 1998) and year-to-date (through January, 2000). PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                   Capsule A - Bell Fundamental Futures, LLC
                           Percentage Rate of Return
                   (Computed on a compounded monthly basis)*

Month        2000      1999      1998
January      0.38      (0.1)      N/A
February               15.8       0.5
March                  (7.7)      2.4
April                   0.6       0.4
May                     5.8       2.7
June                   (1.7)     (3.7)
July                    7.7      (0.4)
August                 (2.5)      5.6
September               2.7      (0.3)
October                 1.6      (1.1)
November                0.1       0.4
December               (0.7)     (0.6)
Year        (0.38)     21.6       5.8

Name of CTA:  Bell Fundamental Futures, LLC
Name of the Trading Program:  Capsule A
Date of Commencement of Program Trading:  February, 1998
Number Of Accounts In Trading Program:  9
Total Assets Under Management:  $4,714,936
Total Asses Traded Pursuant to Program: $36,612,721
Largest Monthly Draw-Down**:  3-99/7.7%
Worst Peak-to-Valley Draw-Down***:  3-99/7.7%

* Rate of Return is computed by dividing net performance by beginning net asset value for the period. For those months when additions or withdrawals exceed ten percent of beginning net assets, the Time-Weighting of Additions and Withdrawals method is used to compute rates of return.

** "Draw-down" is defined by applicable CFTC regulations to mean losses experienced by an account over the specified period.

*** Worst Peak-to-Valley Draw-Down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a pool, account or trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

     Performance Record Of Other Programs Sponsored By The General Partner

The following is a summary of the prior performance of the other programs sponsored by the general partner and its affiliates.

Mrs. Shira Del Pacult has sponsored two other public commodity pools, Bromwell Financial Fund, LP and Atlas Futures Fund, LP. Pacult Asset Management, Inc. is the corporate general partner of Auburn Fund, LP, a privately placed commodity pool.

Atlas Futures Fund, LP was declared effective by the Securities and Exchange Commission on September 3, 1999. It commenced trading on October 15, 1999. Bromwell Financial Fund, LP has not yet commenced business.

Performance Record of Bromwell Financial Fund, Limited Partnership

Mrs. Pacult serves as an individual general partner and as the principal of a corporate general partner, Belmont Capital Management, Inc., both of which manage another commodity pool called Bromwell Financial Fund, Limited Partnership. Bromwell is traded by Ansbacher Investment Management, Inc.

Bromwell pays various expenses in relation its operation including:

* a monthly management fee of 1/12 of 1%, or 1% annually, to its trading advisor

* a monthly management fee of 1/4 of 1%, or 3% annually, to its corporate general partner

* a quarterly incentive fee of 20% on all new net profits to its trading advisor

* a monthly trading fee of 11/12%, or 11% annually, to its introducing broker.

Bromwell Financial Fund, LP has not yet commenced business. Accordingly, it has no performance history.

Performance Record Of Atlas Futures Fund, Limited Partnership

Mrs. Pacult serves as an individual general partner and as the principal of a corporate general partner, Ashley Capital Management, Inc., both of which manage another commodity pool called Atlas Futures Fund, Limited Partnership. Atlas Futures Fund, Limited Partnership is traded by Clarke Capital Management, Inc.

Atlas Futures Fund pays various expenses in relation its operation including:

* a monthly management fee of 1/4 of 1%, or 3% annually, to its trading advisor

* a monthly management fee of 1/12 of 1%, or 1% annually, to its corporate general partner

* a quarterly incentive fee of 20% on all new net profits to its trading advisor

* a monthly trading fee of 3/4%, or 9% annually, to its introducing broker.

The following capsule shows the past performance of Atlas Futures Fund, LP for the period from inception of trading in October, 1999 through January, 2000. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.



                   Atlas Futures Fund, Limited Partnership
                           Percentage Rate of Return
                   (Computed on a compounded monthly basis)*

Month         2000      1999
January      (1.90)
February
March
April
May
June
July
August
September
October                (0.66)
November                2.36
December               (6.45)
Year         (1.90)    (4.88)

Name of Pool:  Atlas Futures Fund, LP
How Offered: Publicly offered pursuant to Form S-1 Registration Statement Names of CTAs: Clarke Capital Management, Inc.
Principal Protected:  No
Date of Inception of trading:  October, 1999
Net Asset Value of the pool: $1,649,385 on total units outstanding: 1,791 NAV Per Unit: $ 932.78
Largest Monthly Draw-Down**:  12-99/6.45%
Worst Peak-to-Valley Draw-Down***:  12-99/6.45%

* Rate of Return is computed by dividing net performance by beginning net asset value for the period. For those months when additions or withdrawals exceed ten percent of beginning net assets, the Time-Weighting of Additions and Withdrawals method is used to compute rates of return.

** "Draw-down" is defined by applicable CFTC regulations to mean losses experienced by an account over the specified period.

*** Worst Peak-to-Valley Draw-Down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a pool, account or trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

         [The balance of this page has been intentionally left blank.]

*******************************************************************************
                       FREMONT FUND, LIMITED PARTNERSHIP
                       (An Indiana Limited Partnership)

                              FOR THE YEARS ENDED
                       DECEMBER 31, 1999, 1998 AND 1997
                       (With Auditors' Report Thereon)










                               GENERAL PARTNER:
                         Pacult Asset Management, Inc.
                                 2990 West 120
                            Fremont, Indiana  46737


                       FREMONT FUND, LIMITED PARTNERSHIP
                       (An Indiana Limited Partnership)

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                               TABLE OF CONTENTS


                                                       Page

Independent Auditors' Report                           F-1

Financial Statements -
      Balance Sheet                                    F-2

      Statement of Operations                          F-3

      Statement of Partners' Equity                    F-4

      Statement of Cash Flows                          F-5

      Notes to Financial Statements                 F-6 - F-10

      Letter of Attestation                            F-11



To The Partners
Fremont Fund, Limited Partnership
Fremont, Indiana


                         INDEPENDENT AUDITORS' REPORT


      We have audited the accompanying balance sheets of FREMONT FUND, LIMITED PARTNERSHIP as of December 31, 1999 and 1998, and the related statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FREMONT FUND, LIMITED PARTNERSHIP as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



Accountants:  Frank L. Sassetti & Co.
              Certified Public Accountants


Date:  March 3, 2000             By:  /s/ Frank L. Sassetti & Co.
                                      Frank L. Sassetti & Co.
                                      Certified Public Accountants

                                      F-1


                       FREMONT FUND, LIMITED PARTNERSHIP
                       (An Indiana Limited Partnership)

                                 BALANCE SHEET

                          DECEMBER 31, 1999 AND 1998


                                    ASSETS


                                                     1999            1998

Cash  (Note 7)                                     $  6,824       $  9,891
United States Treasury Obligations (Note 6)                        553,832
Accrued interest receivable                           2,479          2,061
Prepaid commissions                                                  1,658
Equity in Commodity Futures Trading Accounts -
      Cash (Note 6)                                 604,508         74,443
      Net unrealized gain (loss) on open
       commodity futures contracts  (Note 8)         (4,125)

                                                   $609,686       $641,885




      LIABILITIES AND PARTNERS' EQUITY

LIABILITIES
      Accrued commissions payable                  $  1,555       $
      Accrued management fees payable                 2,903          6,314
      Accrued accounting fees payable                 2,339          1,306
      Accrued auditing fees payable                   6,845          1,495
      Partner redemptions payable                    28,249         10,262

            Total Liabilities                        41,891         19,377


PARTNERS' CAPITAL
      Limited partners - (851.57 units and 879.78
       units in 1999 and 1998, respectively)        548,391        601,895
      General partner - (30.13 units)                19,404         20,613

            Total Partners' Capital                 567,795        622,508

                                                   $609,686       $641,885


                       FREMONT FUND, LIMITED PARTNERSHIP
                        (An Indiana Limited Partnership)

                            STATEMENT OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997





                                              1999       1998       1997

REVENUES
      Realized gain (loss) from trading
       in futures                           $  89,220  $11,037   $  (1,667)
      Realized gain from trading options        2,390   20,482      24,413
      Realized gain (loss) on exchange
       rate fluctuation                            31     (367)        335
      Changes in unrealized gains (loss) on
       open commodity futures contracts        (4,125)   2,880     (20,769)
      Interest income                          23,546   37,716      49,620
      Redemption penalty income                          4,276         236

            Total Revenues                    111,062   76,024      52,168


EXPENSES
      Commissions                              60,669   90,478     112,058
      Management fees                          26,645   46,097      57,264
      Incentive fees                            6,748    4,390
      Professional accounting and legal fees 32,292 26,582 27,137 Other operating and administrative
       expenses                                 1,644      445       1,382
      Amortization of organization costs                   915       1,220

            Total Expenses                    127,998  168,907     199,061


NET INCOME (LOSS)                           $ (16,936)$(92,883)  $(146,893)


NET INCOME (LOSS) -
      Limited partnership unit              $  (20.03)$ (91.71)  $ (119.19)

      General partnership unit              $  (40.13)$ (51.81)  $  (98.90)




                       FREMONT FUND, LIMITED PARTNERSHIP
                        (An Indiana Limited Partnership)

                         STATEMENT OF PARTNERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                          Limited       General            Total
                         Partners       Partners      Partners' Equity
                     Amount    Units   Amount  Units  Amount     Units

Balance -
 December 31, 1996  $768,498    876   $25,154   30   $793,652      906

Additions of
 362 units           331,221    362                   331,221      362

Withdrawals of
 31 units            (23,724)   (31)                  (23,724)     (31)

Net loss            (143,913)          (2,980)       (146,893)

Balance -
 December 31, 1997   932,082  1,207    22,174   30    954,256    1,237

Withdrawals of
 327 units          (238,865)  (327)                 (238,865)    (327)

Net loss             (91,322)          (1,561)        (92,883)

Balance -
 December 31, 1998   601,895    880  $ 20,613   30   $622,508      910

Additions of
 331 units           199,321    331                   199,321      331

Withdrawals of
 359 units          (237,098)  (359)                 (237,098)    (359)

Net loss             (15,727)          (1,209)        (16,936)

Balance -
 December 31, 1999  $548,391    852  $ 19,404   30   $567,795      882


                         December 31,     December 31,     December 31,
                            1999              1998             1997

Value per unit            $ 643.98         $ 684.14          $ 771.05

Total partnership units     881.70           909.91          1,237.60


                       FREMONT FUND, LIMITED PARTNERSHIP
                       (An Indiana Limited Partnership)

                            STATEMENT OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                          1999          1998         1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                    $ (16,936)    $ (92,883)   $(146,893)
  Adjustments to reconcile net income
   to net cash provided by operating
    activities -
     Amortization of organization costs                    915        1,220
     Changes in operating assets and
      liabilities -
       Equity in Commodity Future
        Trading Accounts                (525,940)       39,271      180,590
       Accrued interest receivable          (418)        6,693       (6,375)
       U. S. Treasury Obligations        553,832       279,328     (470,508)
       Prepaid commissions                 1,658        (1,658)
       Accrued commissions payable         1,555       (12,666)      (1,396)
       Management and incentive
        fees payable                      (3,411)         (230)       2,994
       Accounting fees payable             1,033          (717)       1,289
       Auditing fees payable               5,350        (2,005)       3,500
       Due to partners                    17,987        (3,321)       2,723

            Net Cash Provided by
              (Used in) Operating
                Activities                34,710       212,727     (432,856)


CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of units, net
   of sales commissions                  218,746                    331,221
  Syndication and registration costs     (19,425)
  Partner redemptions                   (237,098)     (238,865)     (23,724)

            Net Cash Provided by
              (Used in) Financing
                Activities               (37,777)     (238,865)     307,497

NET INCREASE (DECREASE) IN CASH           (3,067)      (26,138)    (125,359)

CASH -
  Beginning of period                      9,891        36,029      161,388

  End of period                        $   6,824     $   9,891    $  36,029


                       FREMONT FUND, LIMITED PARTNERSHIP
                        (An Indiana Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1999, 1998 AND 1997


1.      NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

            Fremont Fund, Limited Partnership (the Fund) was formed January 12, 1995. The Fund is engaged in speculative trading of futures contracts in commodities. Pacult Asset Management, Inc. is the General Partner and the commodity pool operator (CPO) of Fremont Fund, Limited Partnership. The commodity trading advisor (CTA) is Bell Fundamental, who has the authority to trade so much of the Fund's equity as is allocated to it by the General Partner.

      Income Taxes - In accordance with the generally accepted method of presenting partnership financial statements, the financial statements do not include assets and liabilities of the partners, including their obligation for income taxes on their distributive shares of the net income of the Fund or their rights to refunds on its net loss.

      Registration Costs - Costs incurred for the initial registration with the Securities and Exchange Commission, National Association of Securities Dealers, Inc., Commodity Futures Trading Commission, National Futures Association (the "NFA") and the states where the offering was made and secondary registration costs were accumulated, deferred and charged against the gross proceeds of offering at the respective closings. Recurring registration costs, if any, will be charged to expense as incurred.

      Revenue Recognition - Commodity futures contracts are recorded on the trade date and are reflected in the accompanying Balance Sheet at the difference between the original contract amount and the market value on the last business day of the reporting period.

            Market value of commodity futures contracts is based upon exchange closing quotations.



                                      F-6

                       FREMONT FUND, LIMITED PARTNERSHIP
                        (An Indiana Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1999, 1998 AND 1997


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

      Use of Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      Statement of Cash Flows - Net cash provided by operating activities includes no cash payments for interest or income taxes for the years ended December 31, 1999, 1998 and 1997 since the Fund has no debt nor pays federal income taxes. For purposes of the Statement of Cash Flows, the Fund considers only cash and money market funds to be cash equivalents.


2.      GENERAL PARTNER DUTIES

            The responsibilities of the General Partner, in addition to directing the trading and investment activity of the Fund, include executing and filing all necessary legal documents, statements and certificates of the Fund, retaining independent public accountants to audit the Fund, employing attorneys to represent the Fund, reviewing the brokerage commission rates to determine reasonableness, maintaining the tax status of the Fund as a limited partnership, maintaining a current list of the names, addresses and numbers of units owned by each Limited Partner and taking such other actions as deemed necessary or desirable to manage the business of the Partnership.


3.      THE LIMITED PARTNERSHIP AGREEMENT

            The Limited Partnership Agreement provides, among other things, that -

      Capital Account - A capital account shall be established for each partner. The initial balance of each partner's capital account shall be the amount of the initial contributions to the partnership.

                                      F-7


                       FREMONT FUND, LIMITED PARTNERSHIP
                        (An Indiana Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1999, 1998 AND 1997



3.      THE LIMITED PARTNERSHIP AGREEMENT - CONTINUED

      Monthly Allocations - Any increase or decrease in the Partnership's net asset value as of the end of a month shall be credited or charged to the capital account of each Partner in the ratio that the balance of each account bears to the total balance of all accounts.

            Any distribution from profits or partners' capital will be made solely at the discretion of the General Partner.

      Allocation of Profit and Loss for Federal Income Tax Purposes -As of the end of each fiscal year, the Partnership's capital gain or loss and ordinary income or loss shall be allocated among the Partners, after having given effect to the fees of the General Partner and the Commodity Trading Advisors and each Partner's share of such items are includable in the Partner's personal income tax return.

      Redemption - No partner may redeem or liquidate any Units until six months after the commencement of trading. A Limited Partner may withdraw any part or all of his units from the Partnership at the Net Asset Value per Unit as of the last day of any month on ten days prior written notice to the General Partner. A redemption fee payable to the Partnership of a percentage of the value of the redemption request bears the following schedule. This fee is to be applied first to pay organization and initial registration costs of the Partnership and, thereafter, to the benefit of the other Partners in proportion to their capital accounts.

            * 4% if such request is received prior to the end of the sixth month after the commencement of trading.

            * 3% if such request is received during the seventh to twelfth months.

            * 2% if such request is received during the thirteenth to eighteenth months.

            * 1% if such request is received during the nineteenth to twenty-fourth months.

            *      0% thereafter.



                                      F-8


                       FREMONT FUND, LIMITED PARTNERSHIP
                        (An Indiana Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1999, 1998 AND 1997



4.      FEES

                        The Fund is charged the following fees on a monthly basis since the commencement of trading on November 14, 1996.

            * A management fee of 4% (annual rate) of the Fund's net assets allocated to each CTA to trade will be paid to each CTA and 2% of equity to the Fund's General Partner.

            * An incentive fee of 15% of "new trading profits" will be paid to each CTA. "New trading profits" includes all income earned by each CTA and expense allocated to his activity. In the event that trading produces a loss, no incentive fees will be paid and all losses will be carried over to the following months until profits from trading exceed the loss.

            * The Fund will pay fixed commissions of 12% (annual rate) of net assets, payable monthly, to the Introducing Broker affiliated with the General Partner. The Affiliated Introducing Broker will pay the costs to clear the trades to the futures commission merchant and all PIT Brokerage costs which shall include the NFA and exchange fees.


5.      REALIZED GAIN ON EXCHANGE RATE FLUCTUATIONS

                        Certain trades executed by the Fund are denominated in foreign currencies. Gains and losses on these transactions are recorded as futures trading gains or losses at the U. S. dollar equivalent on the date the trade is settled. Exchange rate fluctuation gain or loss is reflected when residual amounts of foreign currencies are reconverted to U. S. dollars.


6.      PLEDGED ASSETS

                        The U. S. Treasury Obligations and cash in trading accounts are pledged as collateral for commodities trading on margin.


                                      F-9


                       FREMONT FUND, LIMITED PARTNERSHIP
                        (An Indiana Limited Partnership)

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1999, 1998 AND 1997



7.      CONCENTRATIONS OF CREDIT RISK

                        The Fund maintains its cash balances at a high credit quality financial institution. The balances may, at times, exceed federally insured credit limits.


8.      OFF BALANCE SHEET RISK

                        As discussed in Note 1, the Fund is engaged in speculative trading of futures contracts in commodities. The carrying amounts of the Fund's financial instruments and commodity contracts generally approximate their fair values at December 31. Open commodity contracts had a gross contract value of $136,800 on short positions at December 31, 1999. There were no open commodity contracts as of December 31, 1998. Open commodity contracts had a gross contract value of $272,220 on long positions at December 31, 1997.

                        Although the gross contract values of open commodity contracts represent market risk, they do not represent exposure to credit risk, which is limited to the current cost of replacing those contracts in a gain position. The unrealized gain (loss) on open commodity future contracts at December 31, 1999, 1998 and 1997 was $(4,125), $0 and $(2,880),
respectively.


                                      F-10

*******************************************************************************
                         PACULT ASSET MANAGEMENT, INC.

                             FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1999 AND 1998




                               TABLE OF CONTENTS


                                                            Page

Independent Auditors' Report                                 1

Financial Statements -

      Balance Sheet                                          2

      Statement of Income and Accumulated Deficit            3

      Statement of Cash Flows                                4

      Notes to Financial Statements                        5 - 7


To The Shareholders
Pacult Asset Management, Inc.
Fremont, Indiana




                         INDEPENDENT AUDITORS' REPORT


      We have audited the accompanying balance sheets of PACULT ASSET MANAGEMENT, INC. as of December 31, 1999 and 1998, and the related statements of income and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PACULT ASSET MANAGEMENT, INC. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/ Frank L. Sassetti & Co.

March 18, 2000
Oak Park, Illinois


                         PACULT ASSET MANAGEMENT, INC.

                                BALANCE SHEETS

                          DECEMBER 31, 1999 AND 1998



                                    ASSETS

                                           1999           1998

CURRENT ASSETS
      Cash and cash equivalents      $ 52,300       $ 57,947
      Due from Auburn Fund  (Note 2)      4,836       5,294
      Due from Fremont Fund (Note 2)         1,009           1,017

            Total Current Assets      58,145       64,258

      Investment in Auburn Fund,
       Limited Partnership (Note 3)        22,232       23,712
      Investment in Fremont Fund,
       Limited Partnership (Note 3)        19,404         20,613


            Total Investments        41,636         44,325


                  $ 99,781       $108,583



                LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

LIABILITIES
      Current Liabilities
        Accrued interest payable      $ 42,500       $ 30,500

      Subordinated long-term debt  (Note 4)       100,000        100,000


STOCKHOLDER'S EQUITY (DEFICIT)
      Capital stock, no par value (1,500 shares
        authorized; 1,000 issued and outstanding)      1,000       1,000
      Accumulated deficit       (43,719)       (22,917)

            Total Stockholder's
               Equity (Deficit)       (42,719)       (21,917)


                  $ 99,781       $108,583


                         PACULT ASSET MANAGEMENT, INC.

                 STATEMENTS OF INCOME AND ACCUMULATED DEFICIT

                    YEARS ENDED DECEMBER 31, 1999 AND 1998




                                        1999           1998

REVENUES
      Management fees      $ 71,903       $ 58,495
      Interest income         1,248              2,617

            Total Revenues        73,151         61,112


EXPENSES
      Registration and dues      696       4,530
      Professional accounting, legal and
       audit fees            1,475       5,127
      Other administrative expenses      93       554
      Interest expenses        12,000           12,000

            Total Expenses        14,264         22,211


INCOME BEFORE LOSS ON EQUITY
 IN LIMITED PARTNERSHIPS       58,887       38,901


LOSS ON EQUITY IN LIMITED PARTNERSHIPS        (2,689)        (2,849)


NET INCOME            56,198       36,052


ACCUMULATED DEFICIT
      Beginning of year      (22,917)        (6,687)

      Less:  dividends       (77,000)       (52,282)

      End of year            $(43,719)      $(22,917)


                         PACULT ASSET MANAGEMENT, INC.

                           STATEMENTS OF CASH FLOWS

                    YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                     1999           1998

CASH FLOWS FROM OPERATING ACTIVITIES
      Net income            $ 56,198       $ 36,052
      Adjustments to reconcile net income to net
       cash provided by operating activities -
        Loss on equity in limited partnerships      2,689       2,849
         Changes in operating assets
          and liabilities -
           Decrease in accrued interest receivable            215
           Decrease (Increase) in due
            from Auburn Fund      458       (5,294)
           Decrease in due from Fremont Fund      8       644
           Increase in accrued interest payable        12,000         12,000


            Net Cash Provided By
              Operating Activities        71,353          46,466


CASH FLOWS FROM INVESTING ACTIVITIES
      Purchase of investment in Auburn Fund                      (25,000)

            Net Cash (Used In)
              Investing Activities                      (25,000)


CASH FLOWS FROM FINANCING ACTIVITIES
      Dividends paid to shareholder       (77,000)       (52,282)

            Net Cash (Used In)
              Financing Activities       (77,000)       (52,282)


NET DECREASE IN CASH AND CASH EQUIVALENTS      (5,647)      (30,816)


CASH AND CASH EQUIVALENTS
      Beginning of year        57,947         88,763

      End of year            $ 52,300       $ 57,947


                         PACULT ASSET MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998



1.      NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

            The Company, Pacult Asset Management, Inc. (the Company) was formed on October 13, 1994 under the laws of the State of Delaware to act as general partner of the Fremont Fund, Limited Partnership (the Fund). The Fund is a publicly offered commodity pool. In 1998, the Company became the general partner of Auburn Fund, Limited Partnership (the Fund), which is a private placement commodity pool. Both partnerships are currently operating.

            The responsibilities of the General Partner, in addition to selection of the commodity trading advisors, include executing and filing all necessary legal documents, statements and certificates of each Fund, retaining independent public accountants to audit each Fund, employing attorneys to represent each Fund, reviewing the brokerage commission rates to determine reasonableness, maintaining the tax status of each Fund as a limited partnership, maintaining a current list of the names, addresses and numbers of units owned by each Limited Partner and taking such other actions as deemed necessary or desirable to manage the business of the Partnership.

      Use of Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      Statement of Cash Flows - No payments for interest were made during 1999 and 1998. The Company has elected to be treated as an S-Corporation for Federal and State tax purposes, and thus there is no provision for income taxes or benefits at the corporation level.

      Cash and Cash Equivalents - For purposes of the statement of       cash
flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months of less.




                         PACULT ASSET MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998



2.      CORPORATE AFFILIATION

                  The Company's sole shareholder is also owner of Ashley Capital Management, Inc., a Delaware corporation, formed to serve as the General Partner of Atlas Futures Fund, Limited Partnership, which was offered as a public commodity pool during the current year. In addition, this shareholder is also owner of Belmont Capital Management, Inc. another Delaware corporation, formed to serve as one of the General Partners of Bromwell Financial Fund, Limited Partnership (Bromwell), which is to be offered as a public commodity pool during the year 2000. The sole shareholder is the other General Partner of Bromwell. The sole shareholder is a joint owner of Futures Investment Company, an Illinois corporation, formed on December 6, 1983, (formerly CDTA, Inc.). Futures Investment Company serves as an introducing broker (commodities) to members of the public and, subsequently, for the commodity pools formed under the direction of Ms. Shira Del Pacult, the principal of the Company. In addition, the Company is the General Partner of Fremont Fund, an Indiana limited partnership and Auburn Fund, a Delaware limited partnership, as discussed in Note 1, above.

            The Company, at times, has advanced to both intended partnerships monies for various expenses. In addition, the Company receives management fees of 2% of the equity of the Fremont Fund, Limited Partnership and 3% of the equity of The Auburn Fund, Limited Partnership. As a result of these transactions, the Fremont Fund, Limited Partnership and The Auburn Fund, Limited Partnership owed the Company a combined total of $5,845 and $6,311 at December 31, 1999 and 1998, respectively.


3.      INVESTMENTS

            During 1995 and 1996, the Company purchased its interest in the Fremont Fund, Limited Partnership with an initial investment of $1,000 and an additional $24,000 investment as its General Partner. In 1998, the Company purchased its interest in The Auburn Fund, Limited Partnership with an initial investment of $25,000 as its General Partner. These investments are being accounted for under the equity method. The Company reported its share of the Funds equity losses of $2,689 and $2,849 at December 31, 1999 and 1998, respectively.


                         PACULT ASSET MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1999 AND 1998



4.      LONG-TERM DEBT

            The Company and its sole shareholder signed a subordinated loan agreement on April 26, 1995, whereby the Company could borrow up to $265,000 from the shareholder until April 27, 1997. The underlying promissory note bears interest at the rate of 12% per annum and is payable on or before January 12, 2017. The purpose of the loan arrangement was, in part, to fund the expenses of the Company and to advance proceeds to the limited partnerships, and also to fulfill its obligation under applicable securities and tax laws requiring General Partner capital.

*******************************************************************************
                                 APPENDIX I
                      COMMODITY TERMS AND DEFINITIONS

Identification of the parties and knowledge of various terms and concepts relating to trading in futures and forward contracts and this offering are necessary for a potential investor to identify the risks of investment in the Fund.

"1256 Contract".  See "Taxation - Section 1256 Contract".

"Additional Sellers".  See definition of "Selling Agent".

"Affiliated IB". The IB is Affiliated with the principal of the General Partner. The IB has no affiliation with the Partnership. Also see definition of "IB".

"Associated Persons". The persons registered pursuant to the Commodity Exchange Act with the FCM, the Selling Agent, Additional Sellers, or the IB who are eligible to service the Partnership, the Partners and to receive Trailing Commissions.

"Average Price System". The method approved by the CFTC to permit the CTA to place positions sold or purchased in a block to the numerous accounts managed by the CTA. See "The Commodity Trading Advisors" in the main body of the Prospectus.

"Best Efforts". The term to describe that the party is liable only in the event they intentionally fail or are grossly negligent in the performance of the task described.

"Capital" means cash invested in the Partnership by any Partner and placed at risk for the business of the Partnership.

"CFTC". Commodity Futures Trading Commission, 2033 K Street, Washington, D.C., 20581. An independent regulatory commission of the United States government empowered to regulate commodity futures transactions under the Commodity Exchange Act.

"Commodity". Goods, wares, merchandise, produce, currencies, and stock indices and in general everything that is bought and sold in commerce. Traded commodities on U. S. Exchanges are sold according to uniform established grade standards, in convenient predetermined lots and quantities such as bushels, pounds or bales, are fungible and, with a few exceptions, are storable over periods of time.

"Commodity Broker".  See definitions of "Futures Commission Merchant" and
"IB".

"Commodity Exchange Act". The statute providing the regulatory scheme for trading in commodity futures and options contracts in the United States under the administration of the Commodity Futures Trading Commission which will provide the opportunity for reparations and other redress for claims.

"Commodity Pool Operator" or "CPO". Pacult Asset Management, Incorporated, c/o Corporate Systems, Inc., 101 N. Fairfield Dr., Dover, DE 19901. An entity that raises capital through the sale of interests in an investment trust, partnership, corporation, syndicate or similar form of enterprise, and uses that capital to invest either entirely or partially in futures contracts.

"Commodity Trading Advisors" or "CTAs". Bell Fundamental Futures, L.L.C., 889 Ridge Lake Boulevard, Suite 233, Memphis, Tennessee 38120; and, Hanseatic Corporation, 5600 Wyoming N.E., Suite 220, Albuquerque, New Mexico 87109. A person or entity which renders advice about commodities or about the trading of commodities, as part of a regular business, for profit. Particularly, those who will be responsible for the analysis and placement of trades for the Partnership.

"Daily Price Limit". The maximum permitted movement in a single direction (imposed by an exchange and approved- by the CFTC) in the price of a commodity futures contract for a given commodity that can occur on a commodity exchange on a given day in relation to the previous day's settlement price, which is subject to change, from time to time, by the exchange (with CFTC approval).

"Exchange for Physicals" ("EFP"). EFP is a practice whereby positions in certain futures contracts may be initiated or liquidated by first executing the transaction in the appropriate cash market and then arbitraging the position into the futures market (simultaneously buying the cash position and selling the futures position, or vice versa).

"Form K-1". The section of the Federal Income Tax Return filed by the Partnership which identifies the amount of investment in the Partnership, the gains and losses for the tax year, and the amount of such gains and losses reportable by a Partner on the Partner's tax return.

"Fully-Committed Position". Each commodity trading advisor has an objective percentage of equity to be placed at risk. In addition, the CFTC places limits upon the number of positions a single commodity trading advisor may have in certain commodities. When either the objective percentage of equity is placed at risk or the commodity trading advisor reaches the limit in number of positions, the account or accounts have a fully-committed position.

"Futures Commission Merchant" or "FCM". ABN AMRO Incorporated, 208 South LaSalle Street, Chicago, IL 60604. The entity that solicits or accepts orders for the purchase or sale of any commodity for future delivery subject to the rules of any contract market and in connection with such solicitation or acceptance of orders, accepts money or other assets to margin, guarantee, or secure any trades or contracts that result from such orders for a commission. The IB will be responsible for the negotiation and payment of the commission to the FCM.

"Futures Contract". A contract providing for (i) the delivery or receipt at a future date of a specified amount and grade of a traded Commodity at a specified price and delivery point, or (ii) cash settlement of the change in the value of the contract. The terms of these contracts are standardized for each Commodity traded on each exchange and vary only with respect to price and delivery months. A futures contract should be distinguished from the actual physical commodity, which is termed a "cash commodity". Trading in futures contracts involves trading in contracts for future delivery of Commodities and not the buying and selling of particular physical lots of Commodities. A contract to buy or sell may be satisfied either by making or taking delivery of the commodity and payment or acceptance of the entire purchase price therefor, or by offsetting the contractual obligation with a countervailing contract on the same exchange prior to delivery.

"Futures Investment Company". The selling agent (the "Selling Agent") and introducing broker (the "IB"), 5916 N. 300 West, P.O. Box C, Fremont, IN 46737 which will introduce the trades to the FCM for a fixed commission of 12% of equity on deposit at the FCM allocated by the General Partner to trade. The principal of the General Partner, Ms. Shira Del Pacult is also one of the principals of the IB, with her husband.

"General Partner". Pacult Asset Management, Incorporated, c/o Corporate Systems, Inc., 101 N. Fairfield Dr., Dover, DE 19901. The manager of the Fund.

"Gross Profits". The income or loss from all sources, including interest income and profit and loss from non-trading activities, if any.

"Initial Closing". November, 1996 - when the Minimum offering amount was raised and Escrow funds were released to the Partnership for commencement of trading.

"IB" or "Introducing Broker". The introducing broker, Futures Investment Company, 5916 N. 300 West, P.O. Box C, Fremont, IN 46737, which will introduce the trades to the FCM for a fixed commission of 12% of equity on deposit at the FCM allocated by the General Partner to trade. The principal of the General Partner, Ms. Shira Del Pacult is also one of the principals of the IB, with her husband.

"Introduction of Trades". The term used to describe the function performed by the broker which handles the relationship between the Partnership and the Futures Commission Merchant. See the definition of "IB".

"Limited Partner". Persons admitted without management authority pursuant to the Partnership Agreement.

"Margin". A good faith deposit with a broker to assure fulfillment of the terms of a Futures Contract.

"Margin call". A demand for additional monies to hold positions taken to maintain a customer's account in compliance with the requirements of a particular commodity exchange or of an FCM.

"Maximum Offering". The amount which will terminate this offering, $5,000,000.

"NASD". National Association of Security Dealers, Inc., the self regulatory organization responsible for the legal and fair operation of broker dealers such as the Selling Agent.

"Net Assets" or "Net Asset Value" means the total assets, including all cash and cash equivalents (valued at cost plus accrued interest and earned discount), less total liabilities, of the Partnership (each determined on the basis of generally accepted accounting principles consistently applied under the accrual method of accounting or as required by applicable laws, regulations and rules including those of any authorized self regulatory organization), specifically:

(i) Net Asset Value includes any unrealized profit or loss on open security and commodity positions subject to reserves for loss established, from time to time, by the General Partner;

(ii) All open stock, option, and commodity positions are calculated on the then current market value, which shall be based upon the settlement price for that particular position on the date with respect to which Net Asset Value is being determined; provided, however, that if a position could not be liquidated on such day due to the operation of the daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. As used herein, "settlement price" includes, but is not limited to: (1) in the case of a futures contract, the settlement price on the commodity exchange on which such futures contract is traded; and (2) in the case of a foreign currency forward contract which is not traded on a commodity exchange, the average between the lowest offered price and the highest bid price, at the close of business on the day Net Asset Value is being determined, established by the bank or broker through which such forward contract was acquired or is then currently traded;

(iii) Brokerage commissions to close security and commodity positions, if charged on a round-turn basis, are accrued in full at the time the position is initiated (i.e., on a round-turn basis) as a liability of the Partnership;

(iv) Interest earned on all Partnership accounts is accrued at least monthly;

(v) The amount of any distribution made by the Partnership is a liability of the Partnership from the day when the distribution is declared by the General Partner or as provided in this Agreement and the amount of any redemption is a liability of the Partnership as of the valuation date; and

(vi) Syndication Costs incurred in organizing and all present and future costs to increase or maintain the qualification of the Units available for sale and the cost to present the initial and future offering of Units for sale shall be capitalized when incurred and amortized and paid from Capital or Monthly Profit as required by applicable law.

"Net Unit Value". The Net Assets of the Partnership divided by the total number of Units outstanding.

"Net Gains".  The net profit from all sources.

"New Net Profit". The profit in excess of the highest prior level of equity, before charges and fees, earned by a commodity trading advisor. See "Description of Charges" and the "Limited Partnership Agreement".

"Net Worth". The excess of total assets over total liabilities as determined by generally accepted accounting principles. Net Worth for a prospective investor shall be exclusive of home, home furnishings and automobiles.

"Offering Expenses". The Partnership has reimbursed the General Partner for offering expenses of $52,000 from the gross proceeds of the offering as of the Initial Closing in November, 1996. The $52,000 in Offering Expenses included the first year operating costs. Each newly admitted Partner's pro rata share of Offering Expenses will be deducted from their investment amount and used to credit the accounts of prior admitted Partners for the Offering Expenses they advanced.

"Organizational Expenses". The General Partner is being reimbursed for certain Organizational Expense in the amount of $5,000, amortized on a straight line method over the first 60 months of Partnership operation, commencing November, 1996. Specifically, these include $500 in accounting fees, and $4500 in legal fees.

"Option Contract". An option contract gives the purchaser the right (as opposed to the obligation) to acquire (call) or sell (put) a given quantity of a commodity or a futures contract for a specified period of time at a specified price to the seller of the option contract. The seller has unlimited risk of loss while the loss to a buyer of an option is limited to the amount paid ("premium") for the option.

"Partners". The General Partner, all other general partners, and all Limited Partners in the Partnership.

"Partnership" or "Limited Partnership" or "Commodity Pool" or "Pool" or "Fund". The Fremont Fund Limited Partnership, evidenced by Exhibit A to this Prospectus, 5916 N. 300 West, P.O. Box C, Fremont, IN (219) 833-1306.

"Position Limits". The CFTC has established maximum positions which can be taken in some, but not in all commodity markets, to prevent the corner or control of the price or supply of those commodities. These maximum number of positions are called Position Limits.

"Principal". Ms. Shira Del Pacult, the principal of the General Partner (who is also a principal of the IB).

"Round-turn Trade". The initial purchase or sale of a futures or forward contract and the subsequent offsetting sale or purchase of such contract.

"Redemption". The right of a Partner to tender the Units to the Partnership for surrender at the Net Unit Value, subject to certain conditions. See the Limited Partnership Agreement attached as Exhibit A to the Prospectus.

"Selling Agent". The NASD member broker dealer, Futures Investment Company, 5916 N. 300 West, P.O. Box C, Fremont, IN 46737, selected by the General Partner to offer the Units for sale. The General Partner and the Selling Agent may select Additional Selling Agents to also offer Units for sale. See "Plan of Distribution" in the Prospectus.

"Scale in Positions". Some of the CTAs selected by the General Partner presently have a large amount of equity under management. In some situations, the positions desired to be taken on behalf of the Partnership and other accounts under management will be too large too be executed at one time. The CTAs intend to take positions at different prices, at different times and allocate those positions on a ratable basis in accordance with rules established by the CFTC. This procedure is defined as to "Scale in Positions". The same definition and rules apply when the CTA elects to exit a position.

"Taxation - Section 1256 Contract" is defined to mean: (1) any regulated futures contract ("RFC"); (2) any foreign currency contract; (3) any non-equity option; and (4) any dealer equity option.

The term RFC means a futures contract whether it is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC or any other board of trade, exchange or other market designated by the Secretary of Treasury ("a qualified board of exchange") and which is "market-to-market" to determine the amount of margin which must be deposited or may be withdrawn. A "foreign currency contract" is a contract which requires delivery of, or the settlement of, which depends upon the value of foreign currency which is currency in which positions are also entered at arm's length at a price determined by reference to the price in the interbank market. (The Secretary of Treasury is authorized to issue regulations excluding certain currency forward contracts from marked-to-market treatment.) A "non-equity option" means an option which is treated on a qualified board or exchange and the value of which is not determined directly or indirectly by reference to any stock (or group of stocks) or stock index unless there is in effect a designation by the CFTC of a contract market for a contract bond or such group of stocks or stock index. A "dealer equity option" means, with respect to an options dealer, only a listed option which is an equity option, is purchased or granted by such options dealer in the normal course of his activity of dealing in options, and is listed on the qualified board or exchange on which such options dealer is registered.

With certain exceptions discussed below, the following rules apply to Section 1256 contracts. All Section 1256 contracts will be market-to-market upon the closing of every contract (including closing by taking an offsetting position or by making or taking delivery, by exercise or being exercised, by assignment or being assigned or by lapse or otherwise) and all open Section 1256 contracts held by the Partnership at its fiscal year-end will be treated as sold for their fair market value on the last business day of such taxable year. This will result in all unrealized gains and losses being recognized for Federal income tax purposes for the taxable year. As a consequence, the Partners may have tax liability relating to unrealized Partnership profits in open positions at year-end. Sixty percent of any gain or loss from a Section 1256 contract will be treated as long-term, and 40% as short-term, capital gain or loss (the "60/40 Rule"), regardless of the actual holding period of the individual contracts. The character of a Partner's distributive share of profits or losses of the Partnership from Section 1256 contracts will thus be 60% long-term capital gain or loss and 40% short-term capital gain or loss. Each partner's distributive share of such gain or loss for a taxable year will be combined with its other items of capital gain or loss for such year in computing its Federal income tax liability. The Code contains certain rules designed to eliminate the tax benefits flowing to high-income taxpayers from the graduated tax rate schedule and from the personal and dependency exemptions. The effect of these rules is to tax a portion of a high-income taxpayer's income at a marginal tax rate of 39.6%. However, long-term capital gains are now subject to a maximum tax rate of 28%.

Subject to certain limitations, a Limited Partner, other than a corporation, estate or trust, may elect to carryback any net Section 1256 contract losses to each of the three preceding years. Net Section 1256 contract losses carried back to prior years may only be used to offset net Section 1256 contract gains, but not against other income. The net loss from Section 1256 contracts will be treated as 60% long-term capital loss and 40% short- term capital loss. To the extent that such losses are not depleted by the carryback, they can be carried forward under the existing capital loss carry forward rules and will be treated as 60% long-term capital losses and 40% short-term capital losses.

During taxable years in which little or no profit is generated from trading activities, a Limited Partner will, none-the-less, still have interest income.

The marked-to-market rules do not apply to interests in personal property of a nature which are actively traded other than Section 1256 contracts (termed "off-exchange positions"). The gains and losses from off-exchange positions will not be subject to the 60/40 Rule, but will be treated in accordance with the general holding period rules and taxed at the same rates as ordinary income, on a dollar for dollar basis. Capital gain or loss with respect to property other than Section 1256 contracts generally will be long-term only if such contracts have been held for more than one year. See "Federal Income Tax Aspects".

"Trailing Commissions". The share of the fixed commissions to be paid to the individual associated persons who work for the NASD member broker dealers or the IB who have either sold the Units to the Partners or are providing services to the General Partner or the other Partners.

"Taking Positions Ahead of the Partnership". The allocation of trades by other than legally accepted methods by the CTA or other trader which favors parties who took the position unfairly.

"Trading Matrix". The dollar value used by a commodity trading advisor to define the number of positions to be taken by the accounts under management. For example, each $50,000 in every account is traded the same by Bell. This is Bell's trading matrix. Some other commodity trading advisors have a different trading matrix for different sized accounts. For example, they may trade all accounts over one million in size differently than accounts under one million.

"Unit". The term used to describe the ownership of both the General and Limited Partner interests in the Partnership.

"Unrealized Profit Or Loss". The profit or loss which would be realized on an open position if it were closed at the current settlement price or the most recent appropriate quotation as supplied by the broker or bank through which the transaction is effected.

"Underwriter".  See "Selling Agent".


                        STATE REGULATORY GLOSSARY

      The following definitions are supplied by the state securities administrators responsible for the review of public futures fund ("commodity pool") offerings made to residents of their respective states. They belong to the North American Securities Administrators Association, Inc. which publish "Guidelines for the Registration of Commodity Pool Programs", such as the Fund, which contain these definitions. The following definitions are published from the Guidelines, however, the General Partner has made additions to, but no deletions from, some of these definitions to make them more relevant to an investment in the Fund.

      Administrator-The official or agency administering the security laws of a state. This will usually be the State of residence of the Fund or the domicile of the Broker or Brokerage Firm which makes the offer or the residence of the potential investor.

      Advisor-Any person who, for any consideration, engages in the business of advising others, either directly or indirectly, as to the value, purchase, or sale of commodity contracts or commodity options. This definition applies to the CTAs and, when it provides such advice, to the General Partner.

      Affiliate-An Affiliate of a Person means: (a) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such Person; (c) any Person, directly or indirectly, controlling, controlled by, or under common control of such Person; (d) any officer, director or partner of such Person; or (e) if such Person is an officer, director or partner, any Person for which such Person acts in any such capacity. See "Conflicts". This applies to the fact that Ms. Shira Del Pacult is the sole shareholder and principal of the General Partner and also owns 50% of the outstanding voting shares and is a principal in the Affiliated IB.

      Capital Contributions-The total investment in a Program by a Participant or by all Participants, as the case may be. The purchase price, less sales commissions, for the Units.

      Commodity Broker-Any Person who engages in the business of effecting transactions in commodity contracts for the account of others or for his own account. See "Futures Commission Merchant" and "Introducing Broker" and Appendix III to this Prospectus.

      Commodity Contract-A contract or option thereon providing for the delivery or receipt at a future date of a specified amount and grade of a traded commodity at a specified price and delivery point.

      Cross Reference Sheet-A compilation of the Guideline sections, referenced to the page of the prospectus, Program agreement, or other exhibits, and justification of any deviation from the Guidelines. This sheet is used by the State Administrator to review this Prospectus.

      Net Assets-The total assets, less total liabilities, of the Program determined on the basis of generally accepted accounting principles. Net Assets shall include any unrealized profits or losses on open positions, and any fee or expense including Net Asset fees accruing to the Program.

      Net Asset Value Per Program Interest-The Net Assets divided by the number of Program Interests outstanding.

      Net Worth-The excess of total assets over total liabilities are determined by generally accepted accounting principles. Net Worth shall be determined exclusive of home, home furnishings and automobiles.

      New Trading Profits-The excess, if any, of Net Assets at the end of the period over Net Assets at the end of the highest previous period or Net Assets at the date trading commences, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from new Capital Contributions, redemptions, or capital distributions, if any, made during the period decreased by interest or other income, not directly related to trading activity, earned on Program assets during the period, whether the assets are held separately or in a margin account. See "New Net Profit".

      Organizational and Offering Expenses-All expenses incurred by the Program in connection with and in preparing a Program for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriter's attorneys), expenses for printing, engraving, mailing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of the sale of its Program Interest under Federal and state law, including taxes and fees, accountants' and attorneys' fees.

      Participant-The holder of a Program Interest.  A Partner in the Fund.

      Person-Any natural Person, partnership, corporation, association or other legal entity.

      Pit Brokerage Fee-Pit Brokerage Fee shall include floor brokerage, clearing fees, National Futures Association fees, and exchange fees. These fees will be paid by the Introducing Broker from the fixed commissions.

      Program-A limited partnership, joint venture, corporation, trust or other entity formed and operated for the purpose of investing in Commodity Contracts. The Fund.

      Program Broker-A Commodity Broker that effects trades in Commodity Contracts for the account of a Program. See the "Futures Commission Merchant" and "Introducing Broker" and Appendix III to this Prospectus.

      Program Interest-A limited partnership interest or other security representing ownership in a program. The "Units" in the Fund. See Exhibit A, the Limited Partnership Agreement.

      Pyramiding-A method of using all or a part of an unrealized profit in a Commodity Contract position to provide margin for any additional Commodity Contracts of the same or related commodities.

      Sponsor-Any Person directly or indirectly instrumental in organizing a Program or any Person who will manage or participate in the management of a Program, including a Commodity Broker who pays any portion of the Organizational Expenses of the Program, and the general partner(s) and any other Person who regularly performs or selects the Persons who perform services for the Program. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services rendered in connection with the offering of the Units. The term "Sponsor" shall be deemed to include its Affiliates.

      Valuation Date-The date as of which the Net Assets of the Program are determined. For the Fund, this will be after the close of business on the last business day of each month.

      Valuation Period-A regular period of time between Valuation Dates. For the Fund, this will be the close of business for each calendar month and each calendar year.
*******************************************************************************
              POST EFFECTIVE AMENDMENT NUMBER EIGHT TO FORM S-1

                                           Registration No. 33-96292

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

(b) The Selling Agreement between Futures Investment Company and the Registrant contains an indemnification from the General Partner to the effect that the disclosures in the Prospectus and this Amendment are in compliance with Rule 10b5 and otherwise true and complete. This indemnification speaks from the date of the first offering of the Units through the end of the applicable statute of limitations. The Partnership has assumed no responsibility for any indemnification to Futures Investment Company and the General Partner is prohibited by the Partnership Agreement from receiving indemnification for breach of any securities laws or for reimbursement for insurance for coverage for any such claims. See Article X, Section 10.4 (b) and (e).

(d) There are no indemnification agreements which are not contained in the Limited Partnership Agreement attached as Exhibit A, the Selling
Agreement or the Clearing Agreement.

Item 16. Exhibits and Financial Statement Schedules.

The following documents (unless indicated) are filed herewith and made a part of this Registration Statement:

       (a)  Exhibits.

Exhibit
Number    Description of Document                                               Date Filed

(1) - 01  Selling Agreement dated March 12, 1996, among the Partnership, the
          General Partner, and World Invest Corporation, the Broker/Dealer.     March 12, 1996
(1) - 02  Selling Agreement dated July 22, 1997, among the Partnership, the     July 30, 1997
          General Partner, and Futures Investment Company, the Broker/Dealer.
(2)       None
(3) - 01  Articles of Incorporation of the General Partner                      August 28, 1995
(3) - 02  By-Laws of the General Partner                                        August 28, 1995
(3) - 03  Board Resolution of General Partner to authorize formation of
          Indiana Limited Partnership                                           August 28, 1995
(3) - 04  Amended and Restated Agreement of Limited Partnership of the
          Registrant dated January 15, 1996
          (included as Exhibit A to the Prospectus).                            July 17, 1996
(3) - 05  Indiana Secretary of State acknowledgment of filing of Certificate
          of Limited Partnership                                                April 11, 1996
(3) - 06  Certificate of Limited Partnership, Designation of Registered Agent
          and Certificate of Initial Capital filed with the Indiana Secretary
          of State on January 12, 1996                                          April 11, 1996
(4) - 01  Amended and Restated Agreement of Limited Partnership of the
          Registrant dated January 15, 1996
          (included as Exhibit A to the Prospectus).                            July 17, 1996
(5) - 01  Opinion of The Scott Law Firm relating to the legality of the
          Partnership Units.                                                    August 28, 1995
(6)       Not Applicable
(7)       Not Applicable
(8) - 01  Opinion of The Scott Law Firm with respect to Federal income tax
          consequences.                                                         March 12, 1996
(9)       None

                                     1

(10) - 01 Form of Advisory Agreement between the Partnership and the CTA
          (included as Exhibit F to the Prospectus)                             August 28, 1995
(10) - 02 Form of New Account Agreement between the Partnership and the FCM     March 12, 1996
(10) - 03 Form of Subscription Agreement and Power of Attorney
          (included as Exhibit D to the Prospectus).                            August 7, 1998
(10) - 04 Escrow Agreement among Escrow Agent, Underwriter, and the
          Partnership.  (included as Exhibit E to the Prospectus).              August 28, 1995
(10) - 05 Introducing Broker Clearing Agreement dated the 19th day of October,
          1995, by and between The Chicago Corporation as futures commission merchant (the "FCM") and Futures Investment Co. as introducing
          broker (the "IB")                                                     April 11, 1996
(11)      Not Applicable - start-up business
(12)      Not Applicable
(13)      Not Required
(14)      None
(15)      None
(16)      Not Applicable
(17)      Not Required
(18)      Not Required
(19)      Not Required
(20)      Not Required
(21)      None
(22)      Not Required
(23) - 01 Consent of Frank L. Sassetti & Co., Certified Public Accountants      April 12, 1999
(23) - 02 Consent of James Hepner, Certified Public Accountant                  August 28, 1995
(23) - 03 Consent of The Scott Law Firm.                                        December 8, 1997
(23) - 04 Consent of Michael J. Frischmeyer, CTA                                December 8, 1997
(23) - 05 Consent of World Invest Corporation                                   August 5, 1996
(23) - 06 Consent of Escrow Agent                                               August 28, 1995
(23) - 07 Consent of The Chicago Corporation                                    June 7, 1996
(23) - 08 Consent of Futures Investment Company                                 December 8, 1997
(24)      None
(25)      None
(26)      None
(27)      Not Applicable
(28)      Not Applicable
(99) - 01 Subordinated Loan Agreement for Equity Capital                        April 11, 1996
(99) - 02 Representative's Agreement between World Invest Corporation and
          Shira Del Pacult dated December 10, 1992                              June 7, 1996
(99) - 03 Representative's Agreement between Futures Investment Company and
          Shira Del Pacult dated July 28, 1997                                  June 7, 1996

(b)   Financial Statement Schedules.

      No Financial Schedules are required to be filed herewith.

Item 17. Undertakings.

(a) (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental: change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The General Partner has provided an indemnification to Futures Investment Company, the best efforts selling agent. The Partnership (issuer) has not made any indemnification to Futures Investment Company.

Insofar as indemnification for liabilities under the Securities Act of
1933 may be permitted to directors, officers and controlling persons of the Registrant including, but not limited to, the General Partner pursuant to the provisions described in Item 14 above, or otherwise, the Registrant had been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act
of 1933 and is, therefore, unenforceable.   In the event that a claim for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

******************************************************************************
                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the General Partner of the Registrant has duly caused this Post Effective Amendment Number Eight to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont in the State of Indiana on the 31st day of March, 2000.

PACULT ASSET MANAGEMENT, INC.          FREMONT FUND
                                       BY PACULT ASSET MANAGEMENT, INC.
                                       GENERAL PARTNER


By: /s/ MS. SHIRA PACULT               By: /s/ MS. SHIRA PACULT
    MS. SHIRA PACULT                       MS. SHIRA PACULT
    PRESIDENT                              PRESIDENT


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement Post Effective Amendment Number Eight has been signed below by the following person on behalf of Pacult Asset Management, Inc., General Partner of the Registrant in the capacities and on the date indicated.


    /s/ MS. SHIRA PACULT
    MS. SHIRA PACULT                   Date:  March 31, 2000
    PRESIDENT


(Being the principal executive officer, the principal financial and accounting officer and the sole director of Pacult Asset Management, Inc., General Partner of the Fund)